UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  May 13, 2009

SPORT CHALET, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20736	95-4390071
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sport Chalet Drive, La Canada, CA 91011
(Address of principal executive offices) (Zip Code)

(818) 949-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 13, 2009, Al D. McCready resigned as a member of the Board of Directors of Sport Chalet, Inc. (the "Company"), and each committee of the Board of Directors of which he was a member.  Mr. McCready did not resign because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.  A copy of the resignation is attached as Exhibit 99.1 to this Report.

In connection with this resignation, Mr. McCready and the Company entered into an Agreement (the "Indemnification Agreement") effective as of May 13, 2009, whereby the Company contractually obligated itself to indemnify, and to advance expenses on behalf of, Mr. McCready to the fullest extent provided in, and on the terms and conditions set forth in, the Certificate of Incorporation and the Bylaws of the Company as in effect on the date the Agreement was executed by Mr. McCready and the Company, so that such contractual obligations would not be adversely affected by subsequent amendments to the Certificate of Incorporation or the Bylaws.  The foregoing summary is qualified in its entirety by reference to the copy of the Indemnification Agreement which is attached as Exhibit 99.2 to this Report and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Resignation of Al D. McCready, effective as of May 13, 2009.

99.2	Agreement dated as of May 13, 2009, between Al D. McCready and Sport Chalet, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2009	SPORT CHALET, INC.

	By:	/s/ Howard K. Kaminsky
Howard K. Kaminsky, Executive Vice President-Finance, Chief Financial Officer and Secretary

Exhibit Index

Exhibit Number	Description of Exhibit

99.1	Resignation of Al D. McCready, effective as of May 13, 2009.

99.2	Agreement dated as of May 13, 2009, between Al D. McCready and Sport Chalet, Inc.